Exhibit 1.3

[Form of the Agreement] [Translation of Japanese original text and for reference purposes only]

(Draft) Agreement for Borrowing and Lending Transactions of Share Certificates in Connection with the Offering by Way of Over-allotment of Beneficiary Securities of Techpoint, Inc.

MIC Innovation III Limited Liability Fund (hereinafter referred to as the “Lender”) and Mizuho Securities Co., Ltd. (hereinafter referred to as the “Borrower”) hereby enter into this agreement (hereinafter referred to as this “Agreement”) regarding borrowing and lending transactions of share certificates of the common stock of Techpoint, Inc. (hereinafter referred to as the “Issuer”) in association with the offering of beneficiary securities of a trust that issues beneficiary securities whose trust assets are 228,000 shares of the common stock of the Issuer to be borrowed by the Borrower from the Lender, a stockholder of the Issuer (hereinafter referred to as the “Offering by Way of Over-allotment”) in connection with the offering of beneficiary securities of a trust that issues beneficiary securities whose trust assets are the common stock of the Issuer (hereinafter referred to as the “General Offering”), which is to be conducted for such beneficiary securities to be listed on the Tokyo Stock Exchange (hereinafter referred to as the “Exchange”) (the General Offering and the Offering by Way of Over-allotment shall be hereinafter collectively referred to as the “General Offering, Etc.,” and the beneficiary securities to be offered by the General Offering, Etc., shall be hereinafter referred to as the “Beneficiary Securities”).

Article 1 (Definitions)

The following terms used herein have the meanings respectively assigned to them:

(1)	Borrowing and Lending Transactions of Share Certificates:	Borrowing and Lending transactions for the offering of shares of the Issuer where the Lender lends shares of the Issuer to the Borrower and, after a period agreed upon between both parties, the Borrower returns to the Lender shares that are of the same type, grade and amount as the shares of the Subject Stock.

(2)	Borrowing and Lending Period:	The period from the Transaction Execution Date to the Transaction Settlement Date.

(3)	Borrowing and Lending Rate:	Basic rate for calculation of the Borrowing and Lending Fee. For the Borrowing and Lending Transactions of Share Certificates hereunder, 0.1% per annum.

(4)	Subject Stock:	The stock subject to the Borrowing and Lending Transactions of Share Certificates. For the Borrowing and Lending Transactions of Share Certificates hereunder, the common stock of the Issuer.

(5)	Number of Subject Shares to Be Loaned:	The number of shares of the Stock subject to the Borrowing and Lending Transactions of Share Certificates. For the Borrowing and Lending Transactions of Share Certificates hereunder, 228,000 shares.

(6)	Total Market Value:	The amount to be calculated by multiplying the Number of Subject Shares to Be Loaned by the Basic Price.

(7)	Subject Shares:	Shares of the Issuer that are of the same type, grade and amount as the shares lent pursuant to Article 2, Paragraph 1 hereof.

(8)	Borrowing and Lending Fee:	Money paid by the Borrower to the Lender as consideration for the lending of the Subject Shares. For the Borrowing and Lending Transactions of Share Certificates hereunder, the aggregate amount (rounded down to the nearest whole number) of the amounts calculated for each day during the Borrowing and Lending Period (including the first day of the period and excluding the last day of the period) calculated as follows: (A) multiplying (i) the Number of Subject Shares to Be Loaned by (ii) the Basic Price on the immediately preceding Business Day by (iii) the Borrowing and Lending Rate; divided by (B) 365 days (rounded off to the second decimal place).

(9)	Transaction Execution Date:	The commencement date of the Borrowing and Lending Period. For the Borrowing and Lending Transactions of Share Certificates hereunder, September 26, 2017.

(10)	Transaction Settlement Date:	The last date of the Borrowing and Lending Period. For the Borrowing and Lending Transactions of Share Certificates hereunder, November 1, 2017.

(11)	Basic Price:	For the Borrowing and Lending Transactions of Share Certificates hereunder, until the day immediately preceding the Listing Date, the same price as the offering price of the Beneficiary Securities for the General Offering, Etc. ([●] yen per share of the Stock), and after the Listing Date, the closing price of the Beneficiary Securities on the Exchange (if the closing price is not available, the closing quote. If the closing quote is also not available, the most recent closing price or closing quote in the past. If both the closing price and closing quote are available for the same day, the closing price).

(12)	Listing Date:	The listing date of the Beneficiary Securities on the Exchange; i.e., September 29, 2017.

(13)	Business Day:	Any day on which the Borrower operates its business in Japan and major financial instruments exchange markets in Japan are open for trading financial instruments.

(14)	Underwriting Agreement:	The Techpoint, Inc. New Shares Underwriting Agreement to be executed on the same date as this Agreement.

Article 2 (Lending and Return of Shares and Payment of Borrowing and Lending Fee)

1	The Lender shall lend to the Borrower the Number of Subject Shares to Be Loaned of the Stock held by the Lender on the Transaction Execution Date.

2	The Borrower shall return the Subject Shares borrowed pursuant to the preceding paragraph to the Lender on the Transaction Settlement Date.

3	The Borrower shall pay the Lender the Borrowing and Lending Fee for the shares borrowed as set forth in Paragraph 1 of this article on the Transaction Settlement Date.

Article 3 (Delivery of Shares)

1	The share certificates representing the shares of the Subject Stock shall be held at the settlement institution in the U.S. designated by the Lender pursuant to U.S. law, and lending of such shares to the Borrower pursuant to this Agreement shall be performed by depositing such shares to the account of the Borrower at the institution designated by the Borrower and holding accounts at such settlement institution. Returning of such shares to the Lender pursuant to this Agreement shall be performed by depositing such shares to the account of the Lender at the institution designated by the Lender and holding accounts at such settlement institution.

2	In the case of the preceding paragraph, the lending or the returning will be deemed not to have been taken place on such day if transfer of rights of such shares does not take effect.

Article 4 (Unsecured Transactions)

The Lender agrees to lend to the Borrower, without security, the shares of the Stock.

Article 5 (Adjustment Events)

1	The entire amount of surplus pertaining to the shares borrowed by the Borrower from the Lender shall belong to the Lender.

2	Any distribution of surplus that shall belong to the Lender in accordance with the provision of the preceding paragraph shall be immediately paid by the Borrower to the Lender.

3	In the event that a stock split or consolidation of the Subject Shares, allotment of common stock without contribution in respect of the Subject Shares, merger or company split of the Issuer or any other event equivalent thereto occurs during the Borrowing and Lending Period, the Borrower shall make adjustments to the relevant provisions of this Agreement (including changes to the Number of Subject Shares to Be Loaned and the Subject Shares, and payment of value in money in respect of fractional shares) to secure the theoretical value of the Lender’s claim for return of the Subject Shares in light of the intent of this Agreement and notify the Lender thereof. The Lender and the Borrower shall make adjustments in accordance with the contents of such notice.

Article 6 (Return of Shares Prior to Expiration of Borrowing and Lending Period)

1	During the Borrowing and Lending Period, the Borrower may return all or part of the Subject Shares to the Lender by giving notice no later than 5 p.m. (Japan time) on the day two (2) Business Days prior to the intended return date.

2	During the Borrowing and Lending Period, the Lender may not request the Borrower to return all or part of the Subject Shares.

3	In the case of Paragraph 1 of this article, the Borrowing and Lending Fee shall be paid for the actual number of days from and including the Transaction Execution Date to and excluding the day on which the Subject Shares are returned.

Article 7 (Representations and Warranties of Lender)

1	On the execution date of this Agreement, the Lender represents and warrants to the Borrower that:

(1)	It has received an explanation from the Borrower of, and fully understood, the matters regarding the basic scheme of the Borrowing and Lending Transactions of Share Certificates hereunder and the risks pertaining to the Borrowing and Lending Transactions of Share Certificates (including the credit risk of the Borrower) and has performed transactions based on its decision and responsibility;

(2)	It has lawfully and effectively acquired the shares to be lent to the Borrower pursuant to this Agreement;

(3)	It holds the shares to be lent to the Borrower pursuant to this Agreement, which have been lawfully and effectively issued and have the same rights as other outstanding shares of common stock in the Issuer in all respects, free and clear of any lien, pledge or other security interest, claim or any other encumbrance or restriction;

(4)	It is a shareholder of record with respect to the shares to be lent to the Borrower; and

(5)	It has the power and authority necessary to execute this Agreement and perform its obligations hereunder. Its execution of this Agreement and performance of its obligations hereunder have been duly authorized through its required internal procedures and do not violate laws, regulations and rules applicable to it, the partnership agreement pertaining to the Lender and other internal rules of the Lender and the provisions of other agreements that have been executed by the Lender other than this Agreement.

2	It will continue to comply with the matters set forth in the preceding paragraph after the execution date of this Agreement and will not execute any new agreement that violates this Agreement.

3	If any of the representations or warranties set forth in the preceding two (2) paragraphs is false, the Lender shall compensate the Borrower for any cost and loss incurred by the Borrower as a result of relying on such false representation or warranty.

4	The Lender’s obligations set forth in Paragraph 3 of this article based on the representations and warranties set forth in Paragraphs 1 and 2 of this article will remain in full force and effect after the termination of this Agreement.

Article 8 (Termination)

1	If any event set forth in Items (1) through (5) below occurs to the Borrower, this Agreement shall automatically terminate. If any event set forth in Items (6) through (9) below occurs to the Borrower, the Lender may terminate this Agreement by giving notice to the Borrower. Termination by giving notice shall take effect on the day on which such notice is sent to the Borrower:

(1)	A petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, special liquidation or corporate reorganization proceedings or other insolvency proceedings similar thereto under laws and regulations in and outside Japan is filed by or against the Borrower;

(2)	The Borrower passes a resolution for dissolution (excluding for merger) or the dissolution of the Borrower otherwise takes effect;

(3)	An order for preservative attachment or attachment, or notice thereof, on the Borrower’s claim for payment of money or claim for delivery of shares held against the Lender hereunder is given, or notice of assignment of, or creation of a pledge on, such claim is given;

(4)	The Borrower becomes unable to pay its debts;

(5)	The Borrower receives a disposition to suspend transactions with a clearinghouse;

(6)	The Borrower delays the performance of any part of its obligations hereunder regarding the delivery or return of shares or money to the Lender (unless the due date for performance of such obligation is extended with the consent of the Lender);

(7)	Any obligation of the Borrower under any agreement other than this Agreement, the aggregate amount of which is one (1) billion yen or more, is accelerated and becomes immediately due and payable;

(8)	The Borrower denies the existence of any part of the debts payable hereunder to the Lender or admits its insolvency in writing; or

(9)	In addition to the preceding items, the Borrower violates this Agreement or other agreements for transactions of securities, etc., with the Lender and fails to correct such violation within five (5) Business Days after receiving notice from the Lender.

2	The Lender and any of its unlimited liability partners or general partners and the Borrower may immediately terminate this Agreement if the other party falls under either of the following items:

(1)	If the other party is an antisocial force (as prescribed in Article 15 of the Rules Concerning Enforcement of the Articles of Association of the Japan Securities Dealers Association; hereinafter the same shall apply) or if the other party has a collaborative business relationship or other continuing business relationship with an antisocial force (including the case where the other party becomes an antisocial force or has any of the aforementioned relationships with an antisocial force after the execution date of this Agreement); or

(2)	If the other party makes or intends to make a demand beyond its legal responsibility or a demand with violence or any act similar thereto.

3	If the Underwriting Agreement is terminated during the period from the execution date of this Agreement to the Transaction Execution Date, this Agreement shall be deemed to automatically terminate.

Article 9 (Settlement Due to Termination)

1	If this Agreement is terminated in accordance with Paragraph 1 or Paragraph 2 of the immediately preceding article, the Borrower shall, in lieu of returning the Subject Shares, immediately pay the Lender the aggregate amount of the Total Market Value on the termination date, the Borrowing and Lending Fee calculated for the number of days to the termination date in accordance with Article 6, Paragraph 3 hereof, and the amount of the late payment charge thereon as calculated in accordance with Article 10, Paragraph 1 hereof. In such case, the Lender and the Borrower will be released from any and all of their obligations with respect to this Agreement that is so terminated, except for the obligation set forth in this article.

2	If this Agreement is terminated in accordance with Paragraph 2 of the immediately preceding article, the Lender or the Borrower, as appropriate, shall compensate the other party for any cost and loss incurred by the other party.

3	If this Agreement is terminated in accordance with Paragraph 3 of the immediately preceding article, the Lender and the Borrower will be released from any and all of their obligations with respect to this Agreement that is so terminated.

Article 10 (Late Payment Charge)

1	If either party fails to pay or deliver money payable or shares deliverable to the other party on the due date hereunder or on the date agreed upon by the Lender and the Borrower in accordance with this Agreement, such party shall pay, in addition to (1) the amount in the case of money, or (2) the Total Market Value on the due date for performance of the delivery obligation in the case of shares, a late payment charge thereon at the rate of 14% per annum (prorated on the basis of a 365-day year) for the period from the day immediately following the due date or the agreed upon date to the day on which such payment or delivery is made.

2	If the Borrower fails to perform its obligation to return the Subject Shares on the Transaction Settlement Date, the Lender may acquire the Subject Shares from other sources by giving prior notice to the Borrower. In such case, the Borrower shall reimburse the Lender for any and all amounts paid by the Lender to acquire such shares, etc., including the purchase price of such shares, interest on funds raised to purchase such shares and trading commissions. Once such reimbursement is completed, the Borrower’s obligation to return the Subject Shares will be extinguished.

3	If the Borrower fails to perform its obligation to return the Subject Shares on the Transaction Settlement Date and it is impossible or significantly difficult for the Lender to acquire the Subject Shares from other sources, the Lender may claim against the Borrower the amount of the larger of the Total Market Value on the Transaction Settlement Date or that on the date on which the claim for damages is made pursuant to this paragraph plus the amount of purchase cost usually required and all other expenses. In such case, once the Borrower pays such amount to the Lender, the Borrower’s obligation to return the Subject Shares will be extinguished.

4	For the purposes of the preceding two (2) paragraphs, the calculation period of the late payment charge set forth in Paragraph 1 of this article shall end on the day on which the Borrower’s obligation to return the Subject Shares is extinguished.

Article 11 (Refund due to Inability to Return Shares)

1	If the Borrower is hindered from purchasing the Beneficiary Securities on its own account due to a natural disaster suffered by the Exchange or Japan Securities Depository Center, Incorporated, a drastic change in economic conditions or laws and regulations or rules of the Exchange, etc., or if the Borrower is unable to return the Subject Shares to the Lender on the Transaction Settlement Date due to the occurrence of an unavoidable event or significant impairment of the liquidity of the Beneficiary Securities, merger of the Issuer with another company or any other reason that is not attributable to the Borrower, the Borrower may extend the Transaction Settlement Date by giving notice to the Lender. In such case, the Business Day immediately following the day on which the Borrower finds that the cause of such inability to return the Subject Shares has been resolved shall be the Transaction Settlement Date; provided, however, that if the cause of such inability to return the Subject Shares is not resolved after ten (10) Business Days from November 1, 2017, the Borrower shall pay the Lender the amount agreed upon by the Lender and the Borrower based on reasonable grounds on the day agreed upon by the Lender and the Borrower. Once the Borrower makes such payment, the Borrower’s obligation to return the Subject Shares to the Lender will be extinguished.

2	If the Borrower returns the Subject Shares on the extended Transaction Settlement Date pursuant to the preceding paragraph, the Borrower shall have no liability for damage incurred by the Lender due to the extension of the Transaction Settlement Date.

3	If the Beneficiary Securities are delisted, the Borrower is not required to return the Subject Shares and pay the value of the Subject Shares in money in lieu of returning the same. In such case, the Borrower and the Lender shall decide on such value through mutual consultation.

Article 12 (Disclosure through Securities Registration Statement and Prospectus, Etc.)

The Lender and the Borrower agree to publicize the contents of this Agreement and the Borrowing and Lending Transactions of Share Certificates pursuant to this Agreement through the securities registration statement filed by the Issuer for the General Offering, Etc., the prospectus, the registration statement, etc. (including the preliminary prospectus and the prospectus) filed for the General Offering, Etc. pursuant to Securities Act of 1933, as amended, and General Rules and Regulations established pursuant to such Act by Securities and Exchange Commission pertaining thereto and press leases, etc.

Article 13 (No Assignment and Pledging of Rights)

Neither party may assign any of its rights hereunder to a third party or pledge such rights without the other party’s consent, except for the shares borrowed by the Borrower from the Lender in accordance with this Agreement.

Article 14 (Confidentiality)

Except for the information disclosed pursuant to Article 12, each of the Lender and the Borrower is obliged to keep information disclosed by the other party in accordance with this Agreement in confidence and shall not disclose such information to any third party without the prior consent of the disclosing party unless such information is publicly known, or either party is required to disclose such information by laws, regulations or rules or the request of competent authorities or other government agencies, or either party discloses such information to its attorneys or certified public accountants.

Article 15 (Notice)

1	All notices under this Agreement shall be given by e-mail, mail or facsimile transmission to the receiving party’s address as set forth below (or any other address notified by giving notice of change as set forth in the following article).

(Lender) •

(Borrower) •

2	If either party fails to give notice as set forth in the following article and a notice or document etc., sent by the other party is received late or is not received, such notice or document, etc., shall be deemed to have arrived when it usually would have arrived.

Article 16 (Change in Matters Notified)

Each of the Lender and the Borrower shall immediately notify the other party in writing of any change in matters notified, including its seal, name, trade name, representative, address, e-mail address and fax number, etc.

Article 17 (Sharing of Expenses)

The stamp duty on this Agreement shall be borne by the Borrower. Other expenses incurred by each of the Lender and the Borrower for the execution and performance of this Agreement shall be borne by each party.

Article 18 (Term of Agreement)

The term of this Agreement commences on the execution date of this Agreement and ends on the Transaction Settlement Date.

Article 19 (Comprehensive Agreement)

The terms and conditions set forth in this Agreement apply only to the Borrowing and Lending Transactions of Share Certificates hereunder and not to any other transaction between the Lender and the Borrower.

Article 20 (Agreed Jurisdiction)

The Lender and the Borrower agree that the Tokyo District Court has exclusive jurisdiction over any dispute in connection with the rights or obligations arising hereunder.

Article 21 (Governing Law)

This Agreement is governed by the laws of Japan.

Article 22 (Consultation)

Any matter not prescribed in this Agreement shall be settled in accordance with applicable laws and regulations, various rules of financial instruments exchanges and the Japan Securities Dealers Association and various practices. Any matter that is not prescribed in any of the foregoing shall be settled by and between both parties through mutual consultation in each case.

IN WITNESS WHEREOF, the Lender and the Borrower have executed this Agreement in duplicate by placing their names and seals hereon, and each party shall retain one (1) copy of the originals.

September 19, 2017

(Lender)	1-11-28 Akasaka, Minato-ku, Tokyo MIC Innovation III Limited Liability Fund General Partner Mobile Internet Capital, Inc. President & CEO Takashi Yamanaka

(Borrower)	Tatsufumi Sakai, President and Director Mizuho Securities Co., Ltd. 1-5-1, Otemachi, Chiyoda-ku, Tokyo